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                                                                     EXHIBIT 4.3

                      REGULATION D SUBSCRIPTION AGREEMENT

     THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE OR OTHER SECURITIES AUTHORITIES. THEY MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION TO THE REGISTRATION REQUIREMENTS OF THOSE SECURITIES LAWS.

     THIS SUBSCRIPTION AGREEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES DESCRIBED HEREIN BY OR TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL, STATE OR FOREIGN SECURITIES AUTHORITIES, NOR HAVE ANY SUCH AUTHORITIES REVIEWED OR DETERMINED THE ACCURACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK, INCLUDING BUT NOT LIMITED TO THOSE RISK FACTORS IDENTIFIED IN THE COMPANY'S FORMS S-3 FILED DURING 1996. INVESTORS MUST RELY ON THEIR OWN ANALYSIS OF THE INVESTMENT TERMS AND CONDITIONS OF THE PROPOSED INVESTMENT AND THEIR OWN ASSESSMENT OF THE RISKS INVOLVED.

     This Regulation D Securities Subscription Agreement (the "Agreement") is executed by the undersigned (the "Subscriber") in connection with the offer to the Subscriber of, and the subscription by the Subscriber for, shares of Series F Preferred Stock, $1.00 par value per share (the "Preferred Stock"), of SI DIAMOND TECHNOLOGY, INC., a Texas corporation (the "Company"). Each share of Preferred Stock has a stated value (i.e., is in the face amount) of One Thousand Dollars ($1,000), and the purchase price for each share of Preferred Stock is One Thousand Dollars ($1,000), which represents One Hundred percent (100%) of the stated value. The Company is offering to qualified investors (the "Offering") a minimum aggregate stated value (face amount) of Preferred Stock of One Million Five Hundred Thousand ($1,500,000) (representing 1,500 shares) for an aggregate purchase price of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Minimum") and an aggregate maximum stated value (face amount) of Preferred Stock of Two Million Five Hundred Thousand (2,500,000) (representing 2,500 shares) for a purchase price of Two Million Five Hundred Thousand Dollars ($2,500,000) (the "Maximum"). The minimum subscription per investor is One Thousand (1,000) shares of Preferred Stock, representing a stated value (face amount) of One Million Dollars ($1,000,000), and representing a purchase price of One Million Dollars ($1,000,000). Subject to approval by the Company, an investor may be eligible to subscribe for a specific number of shares less than the minimum subscription per investor as set forth herein.

     The terms of the Preferred Stock, including the terms on which the Preferred Stock may be converted into common stock, $.001 par value, of the Company (the "Common Stock"), are set forth in the Statement of Resolutions of Series F Preferred Stock (the "Statement of Resolutions"), substantially in the form attached hereto as Exhibit A. The solicitation of this Subscription by the Company, and, if accepted by the Company, the sale of the shares of Preferred Stock subscribed for, are being made in reliance upon the provisions of Regulation D ("Regulation D") promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The Preferred Stock and the Common Stock issuable upon conversion thereof (the "Conversion Shares") are sometimes referred to herein collectively as the "Securities."

     The undersigned Subscriber and the Company, upon acceptance of this Agreement, hereby agree as follows:
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     1.   Offering

          1.1  Offer to Subscribe; Purchase Price and Closing; and Placement
               Fees.

     Subject to satisfaction of the conditions to the closing of a purchase and sale of Preferred Stock as to each purchaser of Preferred Stock (the "Closing") set forth in Section 1.2 below, the Subscriber hereby offers to subscribe for and purchase shares of Preferred Stock, for the aggregate purchase price set forth in Section 9 of this Agreement, all in accordance with the terms and conditions of this Agreement. Assuming that funds representing the Offering, together with corresponding subscription agreements accepted by the Company, are deposited into the Company's designated escrow account for this Offering (the "Escrow Account"), the Closing shall be deemed to occur when this Agreement has been executed by both the Subscriber and the Company, and full payment for the shares of Preferred Stock subscribed for shall have been made by the Subscriber, by wire transfer in United States Dollars, to the Escrow Account as set forth in
Section 7.1(a) and forwarded by wire transfer to the Company, in consideration for the Company's delivery of certificates representing the shares of Preferred Stock so subscribed for.

     The parties hereto acknowledge that J.P. Carey Enterprises, Inc. is acting as the placement agent (the "Placement Agent") for the placement of the Preferred Stock and will be compensated by the Company in cash.

     1.2 Conditions to Subscriber's Obligations. The Subscriber's obligations hereunder are conditioned upon the occurrence of all of the following:

     (a) the following documents shall have been deposited with the Company's escrow agent for the Offering ("Escrow Agent"): the Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (executed by the Company), the Opinion of Counsel, substantially in the form attached hereto as Exhibit C (signed by the Company's counsel), and the Statement of Resolutions, substantially in the form attached hereto as Exhibit A (together with evidence showing that it has been duly filed with the Secretary of State of Texas);

     (b) the Company's Common Stock is currently traded on the Nasdaq SmallCap Stock Market;

     (c) other than as described on Schedule 1.2 attached hereto, there have been no material adverse changes in the Company's business prospects or financial condition since the date of the last balance sheet included in the Disclosure Documents (as defined below in Section 4.2);

     (d) the representations and warranties of the Company shall be true and correct in all material respects on the date of Closing, as if made on such date, and the Company shall deliver a certificate, signed by an officer of the Company, to such effect, to the Escrow Agent;

     (e) the Subscription Agreement has been accepted by the Company and received by the Escrow Agent;

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     (f)  the Company shall have reserved for issuance upon conversion of the
          Preferred Stock a sufficient number of Conversion Shares, which number of shares shall initially be equal to Two Million Five Hundred Thousand (2,500,000) shares; and

     (g) the escrow agreement ("Escrow Agreement") to which the Escrow Agent is a party and which governs the Escrow Account shall have been fully executed by all parties thereto.

     2. Representations and Warranties of the Subscriber. The Subscriber hereby represents and warrants to the Company as follows (which representations and warranties shall be true as of the date of Closing):

          2.1 Accredited Investor. The Subscriber hereby represents and warrants to the Company that it is an "accredited investor," as defined in Rule 501 of Regulation D, and has marked the applicable box set forth in Section 10 of this Agreement signifying such status.

          2.2 Investment Experience; Access to Information; Independent Investigation.

          2.2.1 Access to Information. The Subscriber or its professional advisor has been granted the opportunity to ask questions of and receive answers from representatives of the Company, and its officers, directors, employees and agents concerning the terms and conditions of the Offering, and the Company and its business and prospects, and to obtain any additional information which the Subscriber or its professional advisor deems necessary to verify the accuracy of the information received. The foregoing, however, does not limit or modify the Subscriber's right to rely upon representations and warranties of the Company in
Section 4 of this Agreement.

          2.2.2 Ability to Evaluate. The Subscriber has such knowledge and experience in financial and business matters that it is fully capable of evaluating the merits and risks of an investment in the Company, including without limitation those set forth in the Disclosure Documents (as defined below in Section 4.2).

          2.2.3 Disclosure Documents. The Subscriber has received and reviewed the Disclosure Documents (as defined below in Section 4.2). The foregoing, however, does not limit or modify the Subscriber's right to rely upon the representations and warranties of the Company in Section 4 of this Agreement.

          2.2.4 Investment Experience; Fend for Self. The Subscriber has substantial experience in investing in securities and has made investments in securities other than those of the Company. The Subscriber acknowledges that it is able to fend for itself in the transaction contemplated by this Agreement and that it has the ability to bear the economic risk of its investment in the Company. The Subscriber has not been organized for the purpose of investing in securities of the Company.

          2.2.5 Not an Affiliate. The Subscriber is not an officer, director or "affiliate" (as that term is defined in Rule 415 of the Securities
Act) of the Company.

          2.3  Exempt Offering Under Regulation D

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

          2.3.1 Investment; No Distribution. The Subscriber is acquiring the shares of Preferred Stock subscribed for (the "Preferred Shares") solely for investment purposes for the Subscriber's own account (or for beneficiaries' accounts over which the Subscriber has investment discretion but no discretionary authority as to voting or disposition) and not with a view to a distribution of all or any part thereof. The Subscriber is aware that there are legal and practical limits on its ability to sell or dispose of the Preferred Shares and the Conversion Shares (collectively, the "Securities"), and therefore, that the Subscriber must bear the economic risk of its investment for an indefinite period of time. The Subscriber has adequate means of providing for its current needs and anticipated contingencies and has no need for liquidity of this investment. The Subscriber's commitment to illiquid investments is reasonable in relation to its net worth.

          2.3.2 No General Solicitation. The Preferred Shares were not offered to the Subscriber through, and the Subscriber is not aware of, any form of general solicitation or general advertising, including, without limitation,
(i) any advertisement, articles, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, and
(ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

          2.3.3 No Registration of Preferred Shares and Conversion Shares. The Subscriber understands that the Preferred Shares are not registered and therefore are "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering, and that, under such laws and applicable regulations, such securities may not be transferred or resold without registration under the Securities Act or pursuant to an exemption therefrom. In this connection, the Subscriber represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Subscriber further understands, however, that the Company is obligated to register the Conversion Shares within ninety
(90) days from the date of the Closing (the "Closing") of a purchase and sale of Preferred Stock.

          2.3.4 Disposition. Without in any way limiting the representations set forth above, the Subscriber further agrees not to make any disposition of all or any portion of the Securities unless and until:

     (a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

     (b) (i) The Subscriber shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company, the Subscriber shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of the Securities under the Securities Act.

          2.4  Due Authorization.

          2.4.1 Authority. The Subscriber, if executing this Subscription Agreement in a representative or fiduciary capacity, has full power and authority to execute and deliver this Subscription

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Agreement and each other document referred to herein for which a signature is required in such capacity and on behalf of the subscribing individual, partnership, trust, estate, corporation or other entity for whom or which the Subscriber is executing this Subscription Agreement.

          2.4.2 Due Authorization. The Subscriber is duly and validly organized, validly existing and in good standing as such entity under the laws of the jurisdiction of its organization, with full power and authority to purchase the Preferred Shares subscribed for and to execute and deliver this Agreement.

     3.   Acknowledgements.  The Subscriber is aware of the following:

          3.1 Risks of Investment. The Subscriber recognizes that investment in the Company involves certain risks, including the potential loss of the Subscriber's investment herein. The Subscriber recognizes that this Agreement and the exhibits hereto do not purport to contain all the information which would be contained in a registration statement under the Securities Act;

          3.2 No Government Approval. The Subscriber acknowledges that no federal, state or foreign agency has passed upon or reviewed the terms and conditions of the Offering or made any finding or determination as to the fairness of the Offering;

          3.3 Restrictions on Transfer. The Subscriber may not sell, transfer, assign, pledge or otherwise dispose of all or any portion of the Securities in the absence of either an effective registration statement or an exemption from the registration requirements of the Securities Act and applicable state securities law;

          3.4 Exempt Transaction. The Preferred Shares are being offered and sold in reliance on specific exemptions from the registration requirements of federal and state law and the Subscriber's representations, warranties, agreements, acknowledgements and applicability of such exemptions and the suitability of the Subscriber to acquire Preferred Shares.

          3.5 Legends. It is understood that any certificates evidencing the Preferred Shares and (prior to registration as provided in Section 5.1) the Conversion Shares shall bear the following legend:

          "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, nor the securities laws of any other jurisdiction. They may not be sold or transferred in the absence of an effective registration statement under those securities laws or an opinion of counsel, reasonable satisfactory to the Company, that the sale or transfer is pursuant to an exemption to the registration requirements of those securities laws."

     4. Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Subscriber, except as disclosed in the Disclosure Documents or otherwise disclosed to Subscriber, which representations and warranties shall be true as of the date of acceptance of this Agreement by the Company and as of Closing:

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

          4.1 Organization, Good Standing, and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, USA and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the business or properties of the Company and its subsidiaries taken as a whole. The Company is not the subject of any pending or, to its knowledge, threatened or contemplated investigation or administrative or legal proceeding by the Internal Revenue Service, the taxing authorities of any state or local jurisdiction, or the Securities and Exchange Commission, or any state securities commission, or any other governmental entity, which are required to be disclosed in the Disclosure Documents and have not been disclosed.

     4.2 Corporate Condition. The Company has timely filed all forms, and reports and documents with the Securities and Exchange Commission required to be filed by it under the Securities Exchange Act 1934, as amended (the "Exchange Act") through the date hereof (collectively,the "SEC Reports"). Each of the SEC Reports, at the time filed, complied in all material respects with the requirements of the Exchange Act. The Company has made available to the Subscriber a copy of the Company's Form 10-KSB/A for the fiscal year ended December 31, 1995, and a copy of the Company's Forms 10-QSB, 8-K and S-3 filed by the Company since January 1, 1996 (the "Most Recent Filings Report"). Other than as set forth in Schedule 4.2 attached hereto and made a part hereof, there have been no material adverse changes in the Company's business, prospects, operations or financial condition since the date of the Most Recent Filings Report. The SEC Reports, together with Schedule 4.2 and any other documents listed on Schedule 4.2(a) attached hereto and made a part hereof and furnished herewith by the Company to the Subscriber are referred to collectively as the "Disclosure Documents." The financial statements contained in the Disclosure Documents have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present in all material respects the consolidated financial condition of the Company as of the dates of the balance sheets included therein and the consolidated results of its operations and cash flows for the periods then ended. Without limiting the foregoing, there are no material liabilities, contingent or actual that are not disclosed in the Disclosure Documents (other than liabilities incurred by the Company in the ordinary course of its business, consistent with its past practice, after the periods covered by the Disclosure Documents). The Company has paid all material taxes which are due, except for taxes which it reasonably disputes. There is no material claim, litigation, or administrative proceeding pending, or, to the best of the Company's knowledge, threatened or contemplated against the Company, except as disclosed in the Disclosure Documents. This Agreement and the Disclosure Documents do not contain any untrue statement of material fact and do not omit to state any material fact required to be stated therein or herein necessary to make the statements contained therein or herein not misleading in the light of the circumstances under which they were made.

          4.3 Authorization. All corporate action on the part of the Company by its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Preferred Shares and reservation for issuance of the Conversion Shares obtainable on conversion of the Preferred Shares have been taken, and this Agreement, the Statement of Resolutions and the Registration Rights Agreement constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms; provided, however that enforceability is subject to: (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, and similar federal and state laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity limiting the availability of equitable remedies (including but not limited to the remedy of specific performance),

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whether considered in a proceeding at law or in equity. The Company has obtained all consents and approvals required for it to execute, deliver and perform this Agreement and the Registration Rights Agreement.

          4.4 Valid Issuance of Preferred Shares and Conversion Shares. The Preferred Shares, when issued, sold and delivered in accordance with the terms hereof, for the consideration expressed herein, will be validly issued, fully paid and nonassessable and, based in part upon the representations of the Subscriber in this Agreement, will be issued in compliance with all applicable federal and state securities laws. The Conversion Shares when issued in accordance with the terms of the Statement of Resolutions shall be duly and validly issued and outstanding, fully paid and nonassessable, and based in part on the representations and warranties of the Subscriber, will be issued in compliance with all applicable U.S. federal and state securities laws. The Securities will be issued free of any preemptive rights.

          4.5 Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Amended and Restated Articles of Incorporation or Bylaws as amended and in effect on and as of the date of this Agreement or of any material provision of any material instrument or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of any federal or state judgment, writ, decree, order, statute, rule or governmental regulation applicable to the Company, which would have a material adverse effect on the Company's business or prospects, except as described in the Disclosure Documents. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

          4.6 Reporting Company. The Company is subject to the reporting requirements of the Exchange Act, and has a class of securities registered under
Section 12 or Section 15 of the Exchange Act. When requested by the Subscriber, the Company shall furnish copies of reports filed by the Company with the Securities and Exchange Commission.

          4.7 Authorized and Issued Shares. The authorized and issued shares of Preferred Stock, Common Stock and warrants, options, instruments convertible into Common Stock and rights to acquire Preferred or Common Stock, as of February 14, 1997, are as set forth on Exhibit D.

          4.8 Use of Proceeds. As of the date hereof, the Company expects to use the proceeds from the Offering (less fees and expenses) for the purposes set forth on Exhibit E hereto. These purposes are estimates and are subject to change, but represent the Company's good faith best estimate of anticipated uses.

          4.9 Compliance with Laws. As of the date hereof, the conduct of the business of the Company complies in all material respects with all material statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. The Company has not received notice of any alleged violation of any statute, law, regulations, ordinance, rule, judgement, order or decree from any governmental authority. The Company shall comply with all applicable securities laws with respect to the Offering.

          4.10 No Rights of Participation. No person or entity, including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties, has

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any right of first refusal, preemptive right, right of participation, or any similar right to participate in the Offering which has not been waived.

          4.11 Disclosures. There is no fact known to the Company (other than general economic conditions known to the public generally) that has not been disclosed in the Disclosure Documents that (a) could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company, or which could reasonably be expected to materially and adversely affect the properties or assets of the Company or (b) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement and the issuance of the Securities.

          4.12 Representations True and Correct. The foregoing representations, warranties and agreements are true, correct and complete in all material respects, and shall survive the Closing and the issuance of the Preferred Shares.

          4.13 Termination Date of Offering. In no event shall the Closing occur later than March 10, 1997, with any extension based upon an agreement between the Company and the Subscriber.

          4.14 Underwriter's Fees and Rights of First Refusal. The Company is not obligated to pay any compensation or other fees, costs or related expenditures in cash or securities to any underwriter, broker, agent or other representative other than the Placement Agent in connection with the Offering.

     5.   Covenants of the Company

          5.1  Independent Auditors.  The Company shall, until at least three
(3) years after the date of the Closing, maintain as its independent auditors an accounting firm authorized to practice before the Securities and Exchange Commission.

          5.2 Corporate Existence and Taxes. The Company shall, until at least three (3) years after the date of the Closing, maintain its corporate existence in good standing (provided, however, that the foregoing covenant shall not prevent the Company from entering into any merger or corporate reorganization so long as the surviving entity in such transaction, if not the Company, assumes all of the Company's obligations with respect to the Securities) and shall pay all its taxes when due, except for taxes which the Company disputes.

          5.3 Registration of Conversion Shares. The Company will register the Conversion Shares on the terms of the Registration Rights Agreement (substantially in the form attached as Exhibit B).

          5.4 Capital Raising Limitations. The Company shall not issue any debt or equity securities for cash in private (non-registered) capital raising transactions ("Future Offerings") for a period beginning on the date hereof and ending ninety (90) days after the Closing without obtaining the prior written approval of holders of a majority of the Preferred Shares then outstanding. Notwithstanding anything else contained herein to the contrary, (i) the Company may make an offering of convertible debentures pursuant to Regulation S anticipated to be closed by May 5, 1997, and (ii) in the event the Company does not issue Preferred Stock with a stated value of $2,500,000 by March 20, 1997, the Company may, after such date, make an offering or otherwise raise additional funds up to a net amount to be received by the Company equal to $2,500,000 minus the stated value of the Preferred Stock issued on or before March 20, 1997.

          5.5 Filings with Securities and Exchange Commission. The Company shall provide the Subscriber with copies of its annual reports on Form 10-KSB, quarterly reports on Form 10-QSB and current reports on Form 8-K for as long as the Preferred Shares remain outstanding.

          5.6 Opinion of Counsel. Purchasers of the Preferred Stock shall, upon purchase, receive an opinion letter from Donald T. Locke, Esquire, counsel to the Company, substantially in the form Legal Opinion attached hereto as Exhibit C.

          5.7 Payments for Late Conversion or Failure to Reserve Authorized but Unissued Common.

               5.7.1 Payments for Late Conversion. As set forth in the Statement of Resolutions, the Company shall use all reasonable efforts to issue and deliver to the Subscriber or any party receiving Preferred Shares by transfer from the Subscriber (together with the Subscriber, sometimes referred to herein as the "Holder"), within three (3) business days (the "Deadline") after the Holder has fulfilled all conditions and delivered all necessary documents duly executed and in proper form, required for conversion pursuant to the Statement of Resolutions, including the original certificate(s) representing the Shares to be converted, all in accordance with the subscription documents (or, in the case of lost or stolen certificates, after provision of security or indemnification), a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled upon submission of a notice of conversion. The Company understands that a delay in the issuance of the Conversion Shares beyond the Deadline could result in economic loss to the Holder. As compensation to the Holder for such loss, the Company agrees to pay the Holder for late issuance of Conversion Shares upon Conversion one-fifth of one percent (.002%) of the stated value of Preferred Shares submitted for conversion for each business day beyond four business days after the Deadline until the Conversion Shares are issued to Holder (up to a maximum of six percent (6%) of such stated value).

     The Company shall pay any late payments to Holder incurred under this Section by check upon the earlier to occur of: (i) issuance of Conversion Shares to the Holder or (ii) each monthly anniversary of the receipt by the Company of such Holder's Notice of Conversion. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to issue and delivery Conversion Shares to the Subscriber in accordance with the terms of the Statement of Resolutions.

          5.7.2 Payments for Failure to Reserve Authorized but Unissued Common Stock. If, at any time a Holder or Holders of Shares submit a Notice of Conversion (as defined in the Statement of Resolutions) and the Company does not have sufficient authorized but unissued Conversion Shares available to effect, in full, a conversion of the Series F Preferred Stock under Section 5 of the Statement of Resolutions (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to such Holder(s), pro rata, all of the Conversion Shares of Common Stock which are available, and the Notice of Conversion as to any Conversion Shares of Series F Preferred Stock requested to be converted but not converted (the "Unconverted Preferred Conversion Shares") shall become null and void. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to all Holders of outstanding Preferred Stock, by facsimile, within one (1) business day of such default (with the original delivered by overnight or two
(2) day courier). No Holder may submit a Notice of Conversion after receipt of a Notice of Conversion Default until the date additional Conversion Shares are authorized by the Company. The Company will use best efforts to authorize an appropriate number of additional shares as soon as practicable. If the Company is unable to cure the Conversion Default within forty-five (45) days, then the Company agrees to make to all Holders of outstanding Preferred Shares a payment (the "Conversion Default Payments") for a Conversion Default in the amount of (N/365) X .40 X the stated value of the outstanding Preferred Stock held by each Holder, where N=the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of Conversion Shares to effect conversion of all remaining shares of Preferred Stock. The Company shall send notice ("Authorization Notice") via facsimile, with a copy by overnight or two (2) day courier, to all Holders of outstanding Preferred Shares that additional Conversion Shares have been authorized, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default Payments for each calendar month shall be paid in cash or shall be convertible into Common Stock in accordance with the Conversion Formula, at the Company's option, payable as follows: (i) in the event Company elects to make such payment in cash, cash payments shall be made to each Holder of outstanding Preferred Shares by the fifth (5th) day of the following calendar month after the Authorization Notice was received or (ii) in the event the Company elects to make such payment in stock, such payment amount will be converted into Common Stock in accordance with the Conversion Formula at any time after the fifth (5th) day of the calendar month following the month the Authorization Notice was received, until the automatic conversion date set forth in the Statement of Resolutions. Nothing herein shall limit the Holder's right to seek actual damages for the Company's failure to maintain a sufficient number of authorized Conversion Shares of Common Stock.

          5.8 Removal of Legend Upon Registration. The restrictive legend described in Section 3.5 above will be removed from the Common Stock after the Registration Statement is effective and when the stock is to be sold.

          5.9 Listing. The Company shall use its best efforts to maintain the listing of its Conversion Shares and its Common Stock on the Nasdaq SmallCap Stock Market or another national securities exchange or national quotation system.

     6.   Miscellaneous

          6.1 Representations and Warranties Survive the Closing; Severability. The Subscriber's and the Company's representations and warranties shall survive the Closing of the transaction provided for hereby notwithstanding any due diligence investigation made by or on behalf of the party seeking to rely thereon. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

          6.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither party may assign its rights hereunder without the prior written consent of the other parties.

          6.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas without respect to conflict of laws.

          6.4 Execution in Counterparts Permitted. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one (1) instrument.

          6.5 Titles and Subtitles; Gender. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The use in this Agreement of a masculine, feminine or neither pronoun shall be deemed to include a reference to the others.

          6.6 Written Notices, Etc. Any notice, demand or request required or permitted to be given by the Company or the Subscriber pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally, or by facsimile (with a hard copy to follow by overnight or two (2) day courier), addressed to the parties at the addresses and/or facsimile telephone number of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

          6.7 Expenses. Each of the Company and the Subscriber shall pay all costs and expenses that it respectively incurs, with respect to the negotiation, execution, delivery and performance of this Agreement.

          6.8 Entire Agreement; Written Amendments Required. This Agreement, the Statement of Resolutions, the Preferred Stock certificates, the Registration Rights Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein. Neither this Agreement nor any terms hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     7.   Subscription and Wiring Instructions; Irrevocability.

          7.1  Subscription

          (a) Wire transfer of Subscription Funds. Subscriber shall send a signed Subscription Agreement by facsimile to Escrow Agent at
               (404) 817-6050, and its subscription funds by wire transfer, to the Escrow Agent as follows:

               Bank:              First Union National Bank
               Account Name: Nelson Mullins Riley & Scarborough IOLTA Account
               Account No.:       #2080000501666
               ABA Routing No.:   #061000227
               ATTN:              Steve Cunningham
               Re:                J.P. Carey Enterprises, Inc.
               Notify:            (404) 817-6700

          (b) Irrevocable Subscription. The Subscriber hereby acknowledges and agrees, subject to the provisions of any applicable laws providing for the refund of subscription amounts submitted by the Subscriber, that this Agreement is irrevocable and that the Subscriber is not entitled to cancel, terminate or revoke this Agreement; provided, however, that if the conditions to Closing are not satisfied or if the Disclosure Documents are discovered prior to Closing to contain statements which are materially inaccurate, or omit statements of material facts, the Subscriber may revoke or cancel this Agreement.

          (c) Company's Right to Reject Subscription. This Agreement shall be accepted by the Company when the Company countersigns this Agreement. The Subscriber hereby confirms that the Company has full right in its sole discretion to accept or reject the subscription of the Subscriber, in whole or in part, provided that, if the Company decides to reject such subscription, the Company must do so promptly and in writing. In the case of rejection, the Company will promptly return any rejected payments and (if rejected in whole) copies of all executed subscription documents (including without limitation this Agreement) to Subscriber.

          7.2 Acceptance of Subscription. In the case of acceptance of this subscription, ownership of the number of securities being purchased hereby will pass to the Subscriber upon the Closing.

          7.3 Subscriber to Forward Original Signed Subscription Agreement to Company. The Subscriber agrees to courier to the Company its original inked signed Subscription Agreement within three (3) days after faxing said signed Agreement to the Escrow Agent.

     8. Number of Shares and Purchase Price. The undersigned Subscriber hereby subscribes for and agrees to purchase _________________ shares of Series F Preferred Stock with a stated value of $1,000 per share and a per share purchase price of $1,000, for a total purchase price (to be paid by wire transfer) in the amount of ______________________________ Dollars
($____________) (the "Purchase Price").

     9.   Accredited Investor.  The Subscriber is (please check applicable box):

          (a) [ ] a corporation, business trust, or partnership not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

          (b) [ ] any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

          (c)  [ ]  an individual, who

               [ ] is a director, executive officer or general partner of the issuer of the securities being offered or sold or a director, executive officer or general partner of a general partner of that issuer.

               [ ] has an individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeding $1,000,000.

               [ ] had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

          (d) [ ] an entity, each owner of which is an entity described in (a) or (b) above or is an individual described in (c) above.

     The undersigned acknowledges that this Agreement and the subscription represented hereby shall not be effective unless accepted by the Company as indicated below.

     IN WITNESS WHEREOF, the undersigned Subscriber does hereby execute this Agreement this _______ day of ________________, 1997.



------------------------------------    -------------------------------------
Name of Company You Represent      EXACT NAME IN WHICH YOU WANT THE
(if applicable)                         SECURITIES TO BE REGISTERED



                                             DELIVERY INSTRUCTIONS:
------------------------------------         ---------------------
Your Signature                         Please type or print address where your
                                          security is to be delivered

------------------------------------         ATTN:
Your Name:  Please Print                          -------------------------


------------------------------------         ---------------------------------
Title/Representative Capacity                Street Address
(if applicable)


------------------------------------         ---------------------------------
Place of Execution of this Agreement       City, State or Province, Country,
                                             Offshore Postal Code


                                             ---------------------------------
                                             Telephone Number


                                             ---------------------------------
                                             Facsimile Number

ACCEPTANCE BY COMPANY:


     THIS SUBSCRIPTION IS ACCEPTED BY THE COMPANY AND THE COMPANY AGREES TO BE BOUND BY THE TERMS AND CONDITIONS THEREOF THIS _____ DAY OF
_______________________, 1997.



                         By:_________________________________________

                         Name:_______________________________________

                         Title:______________________________________

                         Attest:_____________________________________

                         Name:_______________________________________

                         Title:______________________________________

                              NOTICE OF CONVERSION

  (To be Executed by the Registered Holder in order to Convert the Preferred
                                     Stock)

     The undersigned Holder hereby irrevocably elects to convert ___________ shares of Series F Preferred Stock, represented by stock certificate No(s). ______________ (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") of SI Diamond Technology, Inc. (the "Company") according to the conditions of the Statement of Resolutions of Series F Preferred Stock, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such Certificates. With respect to those shares to be issued in the name of a person other than the Holder, the Holder should execute a Notice of Transfer or Assignment Form with the signature of the Holder and the signature of each other person in whose name the shares are to be issued guaranteed by a commercial bank or trust company in the United States or a member firm of the New York Stock Exchange. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each of the Preferred Stock Certificates being converted its attached hereto.


Date of Conversion:____________________

Applicable Conversion Price:___________

Number of Shares of
Common Stock to be Issued:_____________

Name of Holder:________________________

By:____________________________________

Title:_________________________________

Address:_______________________________

        _______________________________

        _______________________________


*Conversion shall be processed in accordance hereto and with the Statement of Resolutions governing the Series F Preferred Stock.